Exhibit 99.3
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
June 15, 2011	Investor Relations
(800) 536-7453
Torch Energy Royalty Trust Announces the Effective Date of the Court Approved Settlement with Derivative Unitholder Plaintiff and Constellation Energy Partners LLC
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced that the proposed Settlement and Release Agreement previously approved in all respects on April 13, 2011 by the Circuit Court of Tuscaloosa County, Alabama in the matter captioned Trust Venture Company, LLC v. Constellation Energy Partners LLC (CV-2008-900751) by its terms became effective on June 13, 2011. The proposed Settlement and Release Agreement provided that the agreement would become effective on the date on which the Order and Final Judgment previously issued by the Court on April 13, 2011 becomes final and unappealable which, absent appeal, was anticipated to be June 13, 2011. As of June 14, 2011, the Trust believes that no appeal had been filed with the Court. Therefore, the Trust believes by its terms the Settlement and Release Agreement has an effective date of June 13, 2011.
Additional information about the lawsuit and settlement can be found in the Trust’s filings with the Securities and Exchange Commission and on the Trust’s Web site www.torchroyalty.com.
About the Trust
The Trust’s underlying properties are depleting assets consisting of net overriding royalty interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana and approximately 99% of the estimated reserves are gas.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Trust’s business that is not historical information. As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate,” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. The Trust believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain, and the Trust may not realize its expectations and its beliefs may not prove correct. These and other risks, uncertainties and assumptions are detailed in the “Risk Factors” section and elsewhere in the documents filed by the Trust with the Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Trust undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.